SERIES B PREFERRED SHARE PURCHASE AGREEMENT

This Series B Preferred SHARE Purchase Agreement is made as of October 19th, 2014 (the “Agreement”), by and between Spondoolies Tech Ltd., an Israeli company, having its registered address at 1 Leshem St., Kiryat Gat, 8258401, Israel (the “Company”), and the Investors listed in Schedule I (together, the “Investors” and each, an “Investor”).

RECITALS

WHEREAS, the Company wishes to raise an aggregate amount of US$10,200,000 (the “Investment Amount”) in consideration for 197,827 Series B Preferred Shares of the Company, nominal value NIS0.01 each (the “Preferred B Shares”), at a price of US$51.56 per each Preferred B Share (the “Price per Share”), pursuant to the terms and conditions more fully set forth in this Agreement and all schedules and exhibits thereto (the “Ancillary Documents”; all references to the Agreement herein, shall include the Agreement and the Ancillary Documents);

WHEREAS, the Investors wish to severally invest in the Company the Investment Amount (as defined below) in consideration for Preferred B Shares, pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Definitions

1.1	“Board” shall mean the Board of Directors of the Company.

1.2	“Business Day” shall mean any day on which banks in Israel are open and execute foreign exchange transactions.

1.3	“Fully Diluted Basis” shall mean issued and outstanding share capital of the Company, after giving effect to the conversion and exercise of all convertible securities, options and warrants (whether allocated or unallocated, vested or unvested and including any promised options whether or not granted), and securities that may be issued upon conversion of shares, as well as all other rights of any kind to acquire shares of the Company, and including a reservation of additional Ordinary Shares (as defined below) representing 5.5% of the Company’s post-money option pool on a Fully-Diluted Basis for issuance under the ESOP (as defined below).

1.4	“Founders” shall mean Guy Corem, Israeli ID number 032365595, Jakov Levin, Israeli ID number 022417240, Yoram Teichman, Israeli ID number 024422784, Zvi Shteingart, Israeli ID number 303619316, Assaf Gilboa, Israeli ID number 029389251 and Harel Shvarzberg Israeli ID number 034115758 (each a “Founder”),

1.5	“Intellectual Property” shall mean any intellectual property and proprietary rights and processes, including, without limitation, any and all (i) Know-How; (ii) patents, whether or not registered, and all pending applications for registration of the same; (iii) trademarks, trade names, service marks, mask works, designs, layouts, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same (if applicable); (iv) copyrights, whether or not registered, and all pending applications for registration of the same; (v) Software; (vi) domain names, Internet and World Wide Web URLs or addresses; (vii) trade secrets; (viii) goodwill associated with or attributable to the Company and/or to the business thereof; (ix) customer lists, supplier lists, databases and data collections and any rights therein, whether or not registered, and all pending applications for registration of the same; (x) any work of authorship, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, any tangible embodiments of the foregoing; and (xi) any licenses and rights with respect to any of the foregoing.

1.6	“Know-How” shall mean any know-how, innovations, inventions (whether patentable or not), Service Inventions (as defined in Section 132 of the Israeli Patent Law, 1967), invention disclosures, drawings, technology, technical information, proprietary processes and formulas, research records, market analysis, and other confidential and proprietary information and procedures regarding the business and operations of the Company of any kind, sort or form whatsoever, including, without limitation, data, in text or visual format, and electronically or optically retrievable information, including, inter alia, video tape or computer disk, other data storage media, or hard paper copy relating to any of the above in connection with the business or operations of the Company.

1.7	“Liens” shall mean any liens, mortgages, pledges, encumbrances, security interests, charges, options, preemptive rights or transfer or other restrictions or other claims or any other third party’s rights, of any kind, form or nature whatsoever.

1.8	“Permitted Transferee” as defined in the Amended AOA (as defined below).

1.9	“Person” shall mean an individual, corporation, partnership, joint venture, trust, or any other corporate entity.

1.10	“Related Party” shall mean any director, officer (or any person actually serving in the position of officer, whatever his title may be) or shareholder of the Company (and any Permitted Transferee of any of the foregoing).

1.11	“Shareholder” shall mean any of the Founders, the Investors or any other Person holding shares of the Company at the date of this Agreement and registered in the register of shareholders of the Company and in the Cap Table attached hereto as Schedule 4.2.1.

1.12	“Software” shall mean (i) any and all computer programs and other computer numerical control applications and any improvements thereof, and (ii) all associated algorithms, data and compilations of data, regardless of their form or embodiment, including in each case, without limitation, all source code, object code and natural language code therefor, all versions thereof, all screen displays and designs thereof, all component modules, all specifications, descriptions, flow-charts, programmer notes, firmware, development tools, files, records, updates, internet domains and technical data and work product used to design, plan, organize and develop any of the foregoing, all documentation, including, without limitation, user manuals and training materials, relating to any of the foregoing, and all rights in prototypes and other devices.

1.13	“Transaction Documents” shall mean this Agreement (together with all its schedules and exhibits), the Amended AOA and the Ancillary Documents.

2.	The Transaction

2.1	Authorization. The Board has duly authorized the sale of an aggregate of 197,827 Preferred B Shares to the Investors (the “Purchased Shares”) to be issued and allotted to the Investors at the Closing as detailed in Schedule I hereto. The Purchased Shares shall have the same rights, restrictions, privileges and preferences as set forth in the Company’s Articles of Association, as amended, restated and duly adopted by the Company as of the date hereof, in the form attached to this Agreement as Exhibit A (the “Amended AOA”).

2.2	Sale and Purchase of the Purchased Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), each Investor, severally and not jointly, will purchase from the Company and the Company will issue, the applicable portion of the Purchased Shares, in consideration for the applicable portion of the Investment Amount, all as set out opposite each Investor's name in Schedule I attached hereto.
3.	Closings

3.1	First Closing. Subject to the fulfillment of the conditions precedent set forth in Section 6.1 and 7 hereof (the “Conditions Precedent”), any or all of which may be waived in writing by the Company or by Majority Investors (as defined below), as applicable and provided therein, at the First Closing, the Company shall sell and issue and allot the Investors listed in Schedule I attached hereto, such number of Preferred B Shares as listed opposite to each such Investor, and in the aggregate amount of 101,144 Preferred B Shares (the “First Closing Shares”), in consideration of US$51.56 per Preferred B Share (the “PPS”) and US$5,215,000 in the aggregate (the “First Closing Investment Amount”) (the “First Closing”). The First Closing shall be held by electronic exchange of documents not later than 7 days as of the date hereof, unless agreed otherwise by the Company and the Investors placing at least 60% of the First Closing Investment Amount (the “Majority Investors”) (the “First Closing Date”), at the offices of Katzenell Dimant Frank, Law Offices, 89 Medinat Hayehudim St., Herzeliya, Israel.

3.2	Actions at First Closing. All actions to be taken and documents to be delivered at the First Closing (including those set forth in Section 7 below), shall be deemed to have been taken or delivered simultaneously, and none of them shall be deemed to have been taken or delivered until all others shall have been taken or delivered, all as applicable.

3.3	Deferred Closing(s).

The Parties agree that, subject to the terms and conditions hereof, at one or more deferred closing(s) (the “Deferred Closing(s)”), to take place not later than 30 (thirty) days following the First Closing Date (the “Deferred Closing Term”), Additional Investors (which may be Investors or shareholders of the Company, provided that the identity of which, as well as the approval of the Company's entering into a Deferred Closing, shall be approved by the Board of Directors) may join this Agreement by execution of Joinder Agreements satisfactory to the Company, and invest up to an aggregate of US$4,985,000, at the PPS and in consideration of up to 96,683 Preferred B Shares (the “Deferred Closing Shares” and together with the First Closing Shares, the “Purchased Shares”); each Deferred Closing shall take place seven (7) Business Days after the signing of the Joinder Agreement in the form attached hereto as Exhibit 3.3.1 (the “Deferred Closing Date”) at the offices of Katzenell Dimant Law Offices, 89 Medinat HaYehudim Street, Herzliya, or such other place as the Company and the Additional Investors shall mutually agree on.

3.4	Actions at Deferred Closing. All actions to be taken and documents to be delivered at each the Deferred Closing (including those set forth in Section 8 below), shall be deemed to have been taken or delivered simultaneously, and none of them shall be deemed to have been taken or delivered until all others shall have been taken or delivered, all as applicable.

4.	Representations and Warranties of the Company

In order to induce the Investors to purchase the Purchased Shares, except as set forth in the Company's disclosure schedule attached hereto as Exhibit B (the “Disclosure Schedule”), the Company, represents and warrants to the Investors, as of the date of this Agreement and as of the Closing Date, as follows:

4.1	Organization and Authority; Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of Israel. The Company has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as heretofore conducted and as proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Agreement, the other Transaction Documents and the other instruments contemplated hereby, or which are ancillary hereto and to consummate the transactions and perform its obligations contemplated hereby and thereby. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted or as proposed to be conducted. The Second Amended and Restated Articles of Association of the Company as in effect immediately prior to the Closing (the “Previous AOA”) is attached hereto as Schedule 4.1. The Amended AOA have been duly and validly adopted, are in full force and effect and have not been amended or repealed. The Company has no direct or indirect subsidiaries or affiliated entities or any interest in any partnership, joint venture or other non-corporate business enterprise.
4.2	Capitalization.

4.2.1	Correct, true and complete copies of the pre and post-Closing capitalization table is attached hereto as Schedule 4.2.1 (the “Cap Table”), setting forth the number and class of shares held by each shareholder of the Company, the name and number of options held by each option-holder and the total number of reserved and granted/promised options and all other rights to subscribe for or purchase from the Company any equity/debt securities of the Company.

4.2.2	The authorized share capital of the Company prior to the First Closing and following to the amendment made to the share capital of the Company on the date hereof is NIS 10,000, divided into (i) 638,855 Ordinary Shares of the Company, nominal value NIS0.01 each (the “Ordinary Shares”), of which (a) 219,048 are issued and outstanding as of the Closing Date and prior to the issuance of any of the Purchased Shares; (b) 46,996 shall have been reserved immediately prior to Closing Date for issuance to directors, officers, consultants, service providers and employees of the Company pursuant to share incentive plans or agreements that has been or may hereafter be approved by the Board (collectively, the “ESOP”); and (c) 361,145 are reserved for issuance to shareholders upon conversion of Preferred A Shares (as defined below) or Preferred B Shares, each in accordance with the Amended AOA; (ii) 163,318 Series A Preferred Shares of the Company, nominal value NIS 0.01 each, none of which are issued and outstanding; and (iii) 197,827 Preferred B Shares, none of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and to the Company's knowledge, after due inquiry, free of all Liens. Except as set forth in the Cap Table and except as set forth in Section 4.2.2(ii) of the Disclosure Schedule, there are no share capital, options, warrants, convertible securities, preemptive rights or other similar rights or instruments, conversion privileges or other rights presently outstanding or reserved to subscribe for, purchase or otherwise acquire any shares or other equity/debt securities of the Company, and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. The Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consents with respect to any security or by any director of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding shares of the Company or other ownership interest of the Company or to provide funds to, or make any investment (in a form of a loan, capital contribution or otherwise), in any other Person. Upon issuance of the Purchased Shares, the Company shall at all times reserve the appropriate number of Ordinary Shares to be issued to the holders of Preferred B Shares upon conversion thereof.

4.2.3	Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

4.3	Directors and Officers of the Company. The directors and officers of the Company immediately prior to the Closing are listed in Section 4.3 of the Disclosure Schedule. Except as contemplated by this Agreement or the Amended AOA the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board, and there is no voting agreement or other arrangement among the Company's directors or shareholders. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company's directors or officers are set forth in Section 4.3 of the Disclosure Schedule. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers have been fully disclosed in writing to the Investors.

4.4	Authorization. All corporate actions on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, the authorization, issuance, sale and delivery of the Purchased Shares, and the performance of the Company's obligations hereunder and under the other Transaction Documents have been duly taken prior to or at the Closing Date. This Agreement constitutes, and each of the other Transaction Documents, when executed and delivered by the Company, shall constitute, the valid, legal and binding obligations of the Company enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and the other agreements to be executed by the Company pursuant to this Agreement and the Transaction Documents, nor compliance by the Company with the terms and provisions hereof or thereof (including, without limitations, the issuance and sale of the Purchased Shares), will conflict with, or result in a breach, default or violation of, any of the terms, conditions and provisions of: (i) the Articles, (ii) any judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign, to which the Company is subject or by which it is bound, (iii) any agreement, contract, lease, license, commitment, instrument or mortgage of the Company or to which the Company is a party or subject or by which it or any of its properties is bound or affected, or (iv) applicable law or regulation, and there is no such violation or default or event which, with the lapse of time or giving of notice or both, would constitute a violation or default. Such execution, delivery and compliance will not (a) give to any parties to any such agreement, contract or commitment referred to in this paragraph any rights, including rights of termination, cancellation or acceleration in or with respect to such agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person or entity, which consent or approval has not heretofore been obtained. The Purchased Shares, when issued, shall be issued in compliance with the provisions of this Agreement for the consideration expressed herein, will be duly authorized and validly issued, fully paid up, nonassessable and free of any Liens, will have the rights, preferences, privileges and restrictions set forth in the Amended AOA, and will be free and clear of any liens, claims, encumbrances or third party rights of any kind (except as specified in the Amended AOA or as created by each Investor with respect of its portion of the Purchased Shares) and duly registered in the name of the Investors in the Company's shareholders' register. The Purchased Shares, when issued in accordance with this Agreement, shall have been issued in compliance with (i) all applicable law, including (without limitations) all federal, state and foreign securities laws, (ii) all preemptive and any similar rights with respect thereto, existing under the Previous AOA or the Amended AOA.

4.5	Required Consents. No consent, approval, qualification, order, authorization, designation, registration, or declaration of, or filing with, any local or foreign governmental authority or any other Person on the part of the Company is required in connection with the valid execution, delivery and performance of the Transaction Documents, or the offer, issuance or sale of the Purchased Shares or the consummation of any other transaction contemplated hereby and thereby, except for the filing with the Registrar of Companies concerning the Amended AOA, the issuance of the Purchased Shares, and the appointment of directors, each of which shall be made by the Company as soon as practicable following the Closing Date. The Company is in possession of all required consents and approvals in connection with its business, activities and operations, is not in default under any of them, has not received any communication seeking or threatening to terminate, suspend or amend any of them, and is not otherwise aware of the intent of any third party to do so.

4.6	Financial Statements; No Liabilities.

4.6.1	The Company has delivered to the Investors its audited financial statements as of and for the fiscal year ended December 31, 2013, a copy of which is attached hereto as Exhibit 4.6.1(a) and its unaudited balance sheet and profit and loss statement as of June 30, 2014, a copy of which is attached hereto as Exhibit 4.6.1(b) (collectively, the “Financial Statements”). The Financial Statements (i) are accurate and complete in all material respects; (ii) are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects); (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated; and (iv) presents fairly and accurately the financial condition, results of operations, shareholders’ equity and cash flow of the Company as of the dates and for the periods referred to therein, subject to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

4.6.2	Except as set forth in the Financial Statements and except as set forth in Section 4.6.2 of the Disclosure Schedule, the Company has no liabilities, debt or obligations, contingent or otherwise, and the Company is not a guarantor or indemnitor of any indebtedness, obligation or liability of any other individual, corporation, partnership, joint venture, trust, any other corporate entity and any unincorporated association or organization or any other Person.

4.6.3	The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles in Israel. Since the date of incorporation of the Company, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. No audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company. The Company has at all times (i) made and kept accurate books and records and (ii) maintained, enforced and complied with internal accounting controls that have at all times provided reasonable assurance that (A) transactions are (and have been) executed in accordance with management’s authorization, (B) transactions are (and have been) recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, properties and inventories, (C) the reported accountability for its assets, properties and inventories is (and has been) compared with existing assets, properties and inventories at reasonable intervals, (D) all information required to be reported or reflected in the Financial Statements is (and has been) recorded, processed, summarized and timely reported to the appropriate members of the Company’s management, including its chief financial officer and chief executive officer, and made available to the Company’s auditors. During the periods covered by the Financial Statements, there has been no fraud, whether or not material, involving any member of the Board or the Company’s management or to the Company’s knowledge, any other employee of the Company who has a significant role in the Company’s internal control over financial reporting.

4.7	Title to Real Properties and Real Estate Assets; Liens, etc. The Company does not own any real estate or any material tangible assets. There are no liens, encumbrances or similar rights regarding any of the Company's assets (including with respect of its Intellectual Property). With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances. A copy of the office lease agreement has been provided to the Investors.

4.8	Activities since Incorporation. Since the date of incorporation of the Company, except as specified in Section 4.8 of the Disclosure Schedule: (i) there has not been any material adverse change in the business, operations, properties, assets, liabilities or condition (financial or otherwise), or operating results of the Company, and no event has occurred or circumstance exists that can reasonably be expected to adversely affect any of the foregoing, as such business is presently conducted and proposed to be conducted; (ii) there has been no sale, assignment, or transfer of any material tangible asset of the Company and no sale, assignment, or transfer of any Intellectual Property of the Company, or other intangible asset of the Company or any waiver by the Company of a valuable right or of a debt owed to it; (iii) to the Company’s knowledge, no event has occurred which has given rise to a material adverse change in the business as currently conducted, operations, assets, liabilities, condition (financial or otherwise), or operating result, of the Company; (iv) there has not been any capital expenditure or commitment therefore of the Company other than in the ordinary course of business; and (v) there has not been any agreement or commitment by the Company to do any of the things described in this Section 4.8. Without derogating from the generality of the aforesaid, from the date of its incorporation the Company has conducted its business in the ordinary course.

4.9	Grants, Incentives and Subsides. Section 4.9(i) of the Disclosure Schedule sets forth a complete list of all grants, incentives, subsidies or other support or benefits (including, without limitation, grants given to the Company from the Office of the Chief Scientist of the Ministry of Economy in Israel (“OCS”) and tax benefits) (collectively, “Grants”) from any government or regulatory authority or any agency thereof or any Person or academic institution. The Company has not been granted nor has it adopted or applied for Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise Status granted by the Investment Center of the Israeli Ministry of Economy (the “Investment Center”) or the Israeli Tax Authorities. Furthermore, except as set forth in Section 4.9(iii) of the Disclosure Schedule, the Company has not received or applied for any grants, incentives, exemptions, benefits (including tax benefits) and subsidies from any governmental regulatory or public entities agencies or authorities including without limitation the OCS and the Investment Center. Correct copies of all letters of approval, and supplements thereto, granted to the Company with respect to any Grants and all undertakings made by the Company with respect to such Grants have been delivered to the Investors. The Company is in full compliance with the terms and conditions of the Grants and has fulfilled all the undertakings and obligations relating thereto. No claim or challenge has been made by any regulatory authority with respect to the Company’s entitlement to the Grants, and consummation of the transactions contemplated hereby (in and of themselves) will not adversely affect the continued qualification for the Grants or the terms or duration thereof or require any recapture of any previously claimed Grant. Section 4.9(iv) of the Disclosure Schedule sets forth a list of all Company Products (as defined below) that were developed using any such Grants.

4.10	Intellectual Property.

4.10.1	The Company has good, valid, subsisting, unexpired and enforceable title to and ownership of, and free and clear of all Liens, claims and restrictions, or otherwise possesses legally enforceable rights to use, all of the Intellectual Property necessary to enable operation of its business as heretofore conducted and as currently proposed to be conducted, without, to the Company's knowledge, after due inquiry, infringing upon or violating any right, lien, or claim of others (including, without limitations, past and present employees, and employers of the past and present employees of the Company). There is no Intellectual Property owned by any third party, which shall be required by the Company to conduct its business as heretofore conducted and as currently proposed to be conducted and/or that would require the payment of royalties, fees or similar payments to a third party or the license by any third party for the use thereof. Section 4.10.1 to the Disclosure Schedule contains a complete list of patents and pending patent applications, domain names, trademarks and pending trademark application or other registered Company Intellectual Property.

4.10.2	All right, title and interest in and to the Intellectual Property which is necessary to enable the operation of the business of the Company as heretofore been conducted and as currently proposed to be conducted, which was formerly owned by any Founder or any other shareholder of the Company or any director, officer or employee of the Company, or that has been developed, created, modified or improved by any of the foregoing or any other third party (including, without limitations, consultants or contractors of the Company) for the Company, has been irrevocably, unconditionally and exclusively assigned, conveyed and transferred in its entirety to the Company, and is the sole property of the Company, free and clean of any liens, limitations, restrictions or any other third party rights. Without derogating from the generality of the aforesaid, no employee, director, officer, consultant or shareholder of the Company or former employer of any employee, director, officer, consultant or shareholder of the Company has any rights to any Intellectual Property owned, used, or contemplated to be used by the Company.

4.10.3	The Company has taken security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality and value of its Intellectual Property, as reasonable and customary in the Company's line of business, and to the Company’s knowledge there have been no acts or omissions by the officers, directors, shareholders and employees of the Company the result of which would compromise the rights of the Company, if any, to apply for, or enforce appropriate legal protection of the Company’s Intellectual Property. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise came into conflict with any of the Company’s Intellectual Property.

4.10.4	Each of the Company's employees, consultants and contractors have entered into written agreements with the Company assigning to the Company all rights in Intellectual Property developed in the course of their employment by or engagement with the Company and each of the Company's employees and other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property relating to the Company, or who has knowledge of or access to information about the Intellectual Property relating to the Company have entered into written agreements with the Company, by which such Persons undertook to maintain in full the confidentiality of such Intellectual Property. The Company will be permitted to exercise all of the Company’s rights under all assignments of Intellectual Property rights from each Founder and from each of the Company’s employees and such other persons to the same extent the assignor would have been able to, had it not assigned the Intellectual Property rights to the Company, without being required to pay any additional consideration other than fees, royalties or payments, which the Company would otherwise be required to pay had the transactions contemplated hereby not occurred.

Notwithstanding the above, in the case of the Founders, it is clarified that the said assignment shall not relate to any Intellectual Property developed for the Company by any other company (in which the Founders are shareholders, officers, director or employees), to the extent that such Intellectual Property is not licensed, assigned, transferred or novated to the Company in its agreement with such other company.

4.10.5	The Company is not aware of any Intellectual Property owned by any third party which is needed by the Company to conduct its business as currently conducted and as currently proposed to be conducted and that would require the payment of royalties to a third party. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the conduct of the Company’s business as currently conducted and as presently proposed to be conducted, will, to the Company’s knowledge, after conducting due inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which the Company [or any of the Founders] is now obligated.

4.10.6	Section 4.10.6 of the Disclosure Schedule contains a true and complete list of all products, technologies and services sold or offered for sale by the Company or its Subsidiary and which are in mass production stage (collectively, the “Company Products”) as of the date hereof.

4.10.7	Section 4.10.7(i) of the Disclosure Schedule sets forth all contracts, agreements and undertakings (written or oral) to which the Company is a party with respect to any Intellectual Property (i) embedded or incorporated into or distributed with any Company Product, or (ii) used by the Company in the development or support of any Company Product. Section 4.10.7(ii) of the Disclosure Schedule contains a true and complete list of (x) all agreements pursuant to which the Company has provided source code or detailed design documentation of any Company Product or any material part thereof to a third party, and (y) all third parties to whom the Company has granted a contingent right to receive the source code of any Company Product or any material part thereof, or contingent right to manufacture the Company Products, whether pursuant to an escrow arrangement or otherwise.

4.10.8	At no time in the course of the conception of, or reduction of any of the Company’s Intellectual Property, was any of the Founders, employees, officers, developers, inventors or other individual or entity who contributed to development of such Intellectual Property, operating under any grants from any governmental entity or agency, university, or private source, or subject to any employment agreement, or invention assignment or nondisclosure agreement, or other obligation with any third party that could adversely affect or limit any Intellectual Property owned by or licensed to the Company, or which the Company otherwise has the right to use.

4.10.9	There are no claims pending or, to the Company’s knowledge, threatened against the Company or any of its shareholders, employees, directors or officers regarding the use of, or challenging or questioning the respective Company's right to or title in, any of the Intellectual Property in the business of the Company, as heretofore been conducted. The Company has not received any communications, written, verbal or electronic, alleging that the Company has violated or infringed on or, by conducting its business as currently conducted and as currently proposed to be conducted, would violate or infringe on any Intellectual Property of any other Person.

4.10.10	The Company has not transferred ownership of, or granted any exclusive license or other right with respect to any Intellectual Property that is or was owned by the Company, to any third party, whether in consideration for payment of any royalties or otherwise, except in the ordinary course of business.

4.10.11	Except as set forth in Section 4.10.11 of the Disclosure Schedule, the Company has not embedded any open source, free or community source code in any of its products (including the Company Products), whether generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangements. The Company’s use of open source and freeware licenses will not require the Company to make available its source code to any party and will not have a material adverse effect on the Intellectual Property of the Company.

4.10.12	To the extent necessary, the Company has obtained all approvals for exporting the Company Products in accordance with all applicable export control, embargo and other regulations, and importing the Company Products into any country in which the Company Products are now sold or licensed for use, and all such export and import approvals throughout the world are valid, current, outstanding and in full force and effect.

4.11	Contracts

4.11.1	All contracts, agreements and undertakings (written or oral) to which the Company is a party or by which it is bound are set forth in Section 4.11.1 of the Disclosure Schedule. True, correct and complete copies of all of the contracts including any amendments or modifications thereto and a reasonably complete and accurate written summary of all contracts for which no written agreement or other document has been signed have been made available to the Investors.

Section 4.11.1 of the Disclosure Schedule, lists all contracts, agreements and undertakings (written or oral) to which the Company is a party or by which it is bound that (i) are not terminable by the Company upon thirty (30) days (or less) notice without penalty or obligation to make any payment based on such termination, (ii) require the Company to indemnify or hold harmless any Person whereby the Company is responsible for indemnification obligations; (iii) provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any contract, agreement or undertaking (written or oral) which contains a “most favored nation” provision; (iv) contain performance guarantees; (v) that include any provisions under which Company is obligated to supply products; (vi) contain any covenant or other provision which limits the Company’s ability to stop selling products. Section 4.11.1 of the Disclosure Schedule sets forth a list of all disputes related to any warranties, guarantees and warranty policies of the Company in any contract, agreement or undertaking (written or oral) with respect of any of its products and services arising since the Company’s incorporation. To the knowledge of the Company, after due inquiry, there are no facts or circumstances existing that provide a reasonable basis for any claim by any customer of the Company with respect to the breach by the Company of any warranties, guarantees and/or warranty policies of the Company in any contract, agreement or undertaking (written or oral) with respect of any of the Company’s products and/or services.

4.11.2	Neither the Company nor, to the best knowledge of the Company, any third party, is in default under any agreement, contract or other instrument or document (written or oral) to which the Company is a party or by which it or any of its property is affected. All of such contracts, agreements, undertakings or other instruments or documents are in full force and effect and are the legal, valid and binding obligations of the Company and, to the best knowledge of the Company, of the other parties thereto, enforceable against it and the other parties thereto, in accordance with their respective terms. The Company has not received any notice or communication from any party to a contract, agreement, undertaking or other instrument or document or from other material customer or supplier (whether or not a party to a contract, agreement, undertaking or such other instrument or document) or has any other indication relating to such party, of the intent to modify, terminate or fail to renew the arrangements and relationships among the Company and such party.

4.11.3	The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its articles of association that adversely affects its business as now conducted and as currently proposed to be conducted, its properties or its financial condition.

4.11.4

4.11.5	There are in force no powers of attorney given by the Company with respect to any material asset or business of the Company and, except as expressly authorized by the Board, no person, as agent or otherwise, is entitled or authorized to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

4.12	Compliance with Other Instruments; None Burdensome.

4.12.1	The Company is not in violation of any term of its Previous AOA or other governing instruments of the Company, and shall not be in violation of any term of the Amended AOA at the Closing (collectively, as amended or replaced from time to time, the “Governing Documents”). The Company is not and has not been in violation of any term or provision of any local or foreign statute, law, rule, regulation or, to Company's best knowledge, judgment, order or decree of any court or any governmental authority, department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, “Authority”), applicable to the Company, that is reasonably expected to have a material effect on the financial condition, business, activities, prospects or operations of the Company. The Company is not in default under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected. To the Company's knowledge, no third party is in default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is affected.

4.12.2	Except as set forth in Section 4.12.2 of the Disclosure Schedule, the execution, delivery and performance of and compliance with the Transaction Documents, and the issuance and sale of the Purchased Shares have not resulted and will not result in any violation of, or conflict with, or constitute a default under (i) any Governing Document, contract, agreement, lease, license, instrument or mortgage of the Company or to which the Company is a party or subject or by which it or any of its properties is bound or affected; (ii) any Lien upon any of the properties or assets of the Company, (iii) any judgment, order, injunction, decree, or ruling of any court or Authority, domestic or foreign, to which the Company is subject, or (iv) any applicable law or regulation, and there is no such violation or default or event which, with the lapse of time or giving of notice or both, would constitute a violation or default. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company, or (b) otherwise require the consent or approval of any person, which consent or approval has not heretofore been obtained.

4.13	Litigation. There are no actions, suits, arbitrations, proceedings, investigations or claims pending or, to the Company’s knowledge, threatened against the Company, its respective properties or assets or with regard to the Company’s business or any of the officers, directors or employees of the Company (in their capacity as such) before any court, arbitration, board, tribunal or administrative authority or any other Authority, nor, to the Company's knowledge, is there any threat thereof or basis therefor. Neither the Company nor either Founder is a party to or to their knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate regarding the Company.

4.14	Employee Matters.

4.14.1	Section 4.14.1(a) of the Disclosure Schedule lists all of the employees of the Company and the date of commencement of their engagement with the Company and the entire compensation they are entitled to. True and correct copies of all employment agreements (the “Employment Agreements”), have been made available to the Investors. As of the date hereof, the Company has no deferred compensation or share option covering any of its officers or employees, but options were promised to certain parties as set forth in the Cap Table and Section 4.14.1(b)(1) and Section 4.14.1(b)(2)of the Disclosure Schedule. The Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing, save for those listed under Section 4.14.1(a) of the Disclosure Schedule.

4.14.2	To the Company's best knowledge no employee of the Company is in violation of any term of any Employment Agreement, patent disclosure agreement, Intellectual Property assignment agreement, confidentiality and/or non-competition agreement or any other contract or agreement relating to the relationship of any such employee with the Company.

4.14.3	To the best knowledge of the Company, neither the employment by the Company of any of its employees (other than employees who are also Founders), nor its engagement with any of its consultants and contractors, constitutes or is likely to constitute a breach of any of such persons’ obligations to third parties, including non-competition or confidentiality obligations.

To the Company's best knowledge, neither of the Company's employees (other than employees who are also Founders) is obligated under any contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as conducted and as now proposed to be conducted. Neither the carrying on of the Company's business by the employees of the Company (other than employees who are also Founders) nor the conduct of the Company's business as now proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

4.14.4	No employees of the Company are represented by any labor organization or union, and no application was made or procedure initiated by any of its employees to be represented by any labor organization or union. The Company is not bound by or subject to any written or oral, express or implied, contract, commitment or arrangement with any labor union except for those provisions of general agreements between the Histadrut and any Employers’ Union or Organization which are applicable to all the employees in Israel by extension orders.

4.14.5	The Company has complied in all material respects with all applicable employment laws, policies, procedures and agreements relating to employment, terms and conditions of employment and to the proper withholding and remission to the proper tax and other authorities of all sums required to be withheld from employees or persons deemed to be employees under applicable laws respecting such withholding. There has not been and, to the Company's knowledge, it was not threatened by any proceeding against or affecting the Company relating to the alleged violation of any applicable laws or agreements, undertakings, promises or any other obligations pertaining to labor relations or employment matters. The Company has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof.

4.14.6	The Company has no employment contract with any officer or employee or any other consultant, contractor or person, which is not terminable by it at will without liability upon thirty (30) days prior notice.

4.14.7	Except as set forth in Section 4.14.7 of the Disclosure Schedule, no employee of the Company has been dismissed or has given notice of termination of his/her employment, nor to the Company’s knowledge, do any of the employees of the Company have at present any intention to terminate his or her employment agreement. The Company is not aware of any circumstance whereby any employee has the right to demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the amount of statutory severance pay to which such employee may be entitled.

4.15	Relationships with Related Parties.

4.15.1	No Related Party of the Company or has, or since its incorporation has had, directly or indirectly: (a) any right or other interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in, or pertaining to, the Company's business; (b) any right or other interest in any entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (c) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. The Company is not a guarantor or indemnitor of any indebtedness of any Related Party of the Company.

4.15.2	Except as set forth in Schedule 4.15.2, there are no agreements, or proposed transactions, between the Company and any of its Related Parties, directly or indirectly, and no Related Party of the Company, is indebted to it, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of its Related Parties, except for expenses incurred in the ordinary course of business consistent with past practice in an aggregate amount of up to $5,000 as of the date hereof, and, with regard to employees and officers, other than current compensation and benefits for the current month in accordance with signed agreements.

4.16	Taxes. The Company has timely filed all tax returns and reports (including information returns and reports) to the extent required by applicable law, and all such tax returns and reports have been true, correct and complete in all respects and have been made and filed in compliance with applicable law. Any and all taxes and other charges due from them by any federal, state, local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been paid, and there are no taxes currently outstanding. The Company has withheld and paid all taxes and other charges required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder, member or other third party. The Company has not incurred and will use its best efforts not to incur any liability for taxes until the Closing Date except in the ordinary course of business. The Company has not made any elections pursuant to the Israeli Tax Ordinance [New Version], 1961, as amended, and all rules and regulations promulgated thereunder (other than elections that relate solely to methods of accounting, depreciation or amortization) that could have a material adverse effect on the Company’s business as conducted or as proposed to be conducted. The Company has never been audited by and no issues have been raised or adjustments made or proposed by any tax authority, domestic or foreign, in connection with any such taxes or tax returns. No deficiency assessment with respect to or proposed adjustment of the Company’s taxes is pending or, to the best of the Company’s knowledge, threatened. Furthermore, to the knowledge of the Company, no state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited.

4.17	Records. The minute books of the Company, a copy of which has been provided to the Investors, contain accurate and complete copies of the minutes of every meeting of the Company's shareholders and the Board (and any committee thereof). No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects.

4.18	Brokers or Finders. The Company has not incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the other Transaction Documents or any transaction contemplated hereby and thereby.

4.19	Budget and Business Plan. In preparing the Business Plan and Budget (as defined in Section 10.1 below) the Company has made reasonable enquiries to ascertain, and have taken into account, all material and reasonable factual information reasonably known to it which is relevant to its preparation, and to which they had access, and has been prepared the Business Plan and Budget in good faith.

4.20	Insurance. Section 2.20 of the Disclosure Schedule lists as of the date hereof all policies or binders of real and personal property, fire, liability (including product liability), fiduciary, crime, employment practices, umbrella, medical, workmen’s compensation, business interruption, disability, vehicular, casualty, directors and officers liability, title or other insurance and indemnity held by or on behalf of the Company (the “Policies”) and describing each pending claim thereunder. All such Policies (a) are valid, binding, and enforceable in accordance with their terms; (b) are provided by reputable carriers who are financially solvent; (c) have not been subject to any lapse in coverage; and (d) are in full force and effect and will remain in full force and effect following the Closing. To the Company’s knowledge, after due inquiry, the Policies are sufficient for compliance with all applicable laws by which the Company is bound. The applications and related information provided by the Company to obtain such Policies were true, accurate and complete in all respects at the time provided. The Company has not failed to give any notice or present any claim under any such Policy in a due and timely fashion. There are no outstanding unpaid claims under any such Policy. The Company has not received a notice of cancellation or nonrenewal of any such Policy and there is no failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance.

4.21	Customers and Suppliers

4.21.1	Section 4.22.1(i) of the Disclosure Schedule lists the top ten customers of the Company. Section 4.22.1(ii) of the Disclosure Schedule lists the top ten (10) suppliers, resellers, vendors, service providers or similar business relations of the Company on the basis of cost of goods and services and Intellectual Property purchased or licensed since the date of its incorporation.

4.21.2	No such customer, strategic development partner, supplier, reseller, vendor, service provider or similar business relation of the Company set forth or required to be set forth pursuant to this Section 4.22.1 has ceased or materially altered its relationship with the Company or, to the knowledge of the Company, has threatened to cease or materially alter such relationship or to decrease or limit materially, its usage or purchase of the service or products, including Company Products, from or to the Company, as applicable. To the actual knowledge of the Company, no such customer, strategic development partner, supplier, reseller, vendor, service provider or similar business relation of the Company set forth or required to be set forth pursuant to this Section 4.22.1 is threatened with bankruptcy or insolvency or otherwise unable to meet its liabilities with respect to the Company as they come due.

4.23	Full Disclosure. Neither this Agreement (including the Disclosure Schedule) nor any document or certificate made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. Other than general economic or industry specific circumstances, to the actual knowledge of the Company, after due inquiry, there is no material fact or information relating to the business, condition (financial or otherwise), affairs, operations, or assets of the Company that has not been disclosed to the Investors in writing by the Company.

In particular, the Investor's right or ability to claim indemnity in respect of a breach of any warranty or representation shall not be limited or affected in any way by the implied or constructive (but not actual) knowledge of the Investor of such breach or by any investigation made on behalf of the Investor into the Company or by any report made concerning the Company.

5.	Representations and Warranties of the Investors

Each of the Investors, severally (and not jointly), represents and warrants to the Company as follows:

5.1	Corporate Power. Each Investor has all requisite legal power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations under the terms of such Transaction Documents.

5.2	Authorization. All corporate or other action on part of each Investor necessary for the authorization, execution, delivery and performance of the Transaction Documents by each Investor, and the performance of the Investor’s obligations hereunder and thereunder has been taken prior to or at the Closing. The Transaction Documents and the other agreements and instruments executed by each Investor in connection herewith or therewith, each will be a valid and binding obligation of each Investor enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, rules of law governing specific performance, injunctive relief or other equitable remedies, and limitations by applicable laws and of public policy, if any.

5.3	Consents, etc. No consent, approval, qualification or authorization, designation or declaration of, or filing with, any governmental authority or any other Person on the part of the Investor is required in connection with the valid execution and delivery of the Transaction Documents.

5.4	Purchase Entirely for Own Account. This Agreement is made with the Investors in reliance upon each Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Purchased Shares received or to be received by such Investor will be acquired for investment for such Investor’s own account (or on behalf of Persons disclosed to the Company in advance), not as a nominee or agent, and in any event not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.5	Investment Experience. Each of the Investor recognize that the investment in the Purchased Shares involves a high degree of risk, and represents that it is an investor in securities of start-up companies in the development stage and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and have the ability to bear the economic risks of its investment and the potential loss of its entire investment. Such Investor further acknowledges that this Agreement and the issuance of Purchased Shares do not constitute a promise or guaranty by the Company or its shareholders, directors or officers as to the financial or commercial success of the Company or the future value of its shares.

5.6	Disclosure of Investor Information. The Investors acknowledge that the Company may be required to disclose its shareholders and information regarding its shareholders to regulatory and other authorities for the purpose of requesting licenses and for other business purposes and the Investors undertake to promptly provide the Company and its advisors with all reasonably required information and documents, provided that the Company shall notify the Investor sufficiently in advance of such requirement, to the extent such advance notice is feasible and permitted by applicable law, and in any event the Company may disclose such information only to the extent necessary for such purpose.

6.	First Closing Conditions

6.1	The respective obligation of each party hereto to consummate the Transaction is subject to the satisfaction (or waiver by all other parties, if permissible under applicable law) on or prior to the First Closing Date of the following conditions:

6.1.1	Required Consents and Approvals. The required consents and approvals shall have been obtained.

6.1.2	No Injunction. No injunction, judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Authority of competent jurisdiction or other similar legal restraint or prohibition preventing, enjoining, restraining, prohibiting or making illegal the consummation of the Transaction or any of the transactions contemplated by the Transaction Documents shall be in effect.

6.1.3	Representations and Warranties. The representations and warranties of each party set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the First Closing Date as though remade at and as of the First Closing Date.

6.1.4	Parties' Obligations. Each party shall have performed in all material respects all obligations required to be performed and actions required to be taken by it under this Agreement or the other Transaction Documents at or prior to the First Closing Date. All covenants, agreements, and conditions contained in this Agreement to be performed or complied with by a party prior to Closing shall have been performed or complied with by such party.

6.1.5	Delivery of Documents. All of the documents to be delivered by the Company pursuant to Section 7 shall be in the form attached hereto.

6.1.6	Proceedings and Documents. The Investors shall have received all counterpart originals or certified or other copies of all corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions, each shall be satisfactory in substance and form to the Majority Investors.

6.1.7	Absence of Adverse Changes. From the date hereof until the First Closing Date, there will have been no material adverse change in the financial or business condition of the Company, as determined in the sole judgment of the Majority Investors.

6.1.8	Conforming of Existing Agreements. The Company shall have ensured that all existing agreements among the existing shareholders of the Company, whether written or oral, shall be altered, if necessary, in order to make them consistent with this Agreement.

6.2	Failure to Satisfy First Closing Conditions. None of the Company or the Investors may rely on the failure of any condition set forth in Section 6.1 above to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement and satisfy such condition.

7.	Closing Deliverables

7.1	Company Deliverables. At or prior to the Closing, the Company shall furnish the Investors with the following documents (provision of all or any of which may be waived in whole or in part by the Majority Investors in writing, which waiver shall apply and be binding upon all Investors):

7.1.1	Compliance Certificate. An officer's certificate executed by the CEO of Company dated as of the Closing Date in the form attached hereto as Schedule 7.1.1.

7.1.2	Amended Articles of Association. Copy of the Amended AOA as being in full force and effect at and as of the Closing Date, together with a duly completed notice of such change to the Israeli Registrar of Companies, together with a duly completed notice of the modification of the Company’s share capital to create a new series of Preferred B Shares, each for immediate filing with the Israeli Registrar of Companies.

7.1.3	Corporate Resolutions and Shareholder Waivers. Counterpart original or true and correct copies of all corporate resolutions (Board resolutions and resolutions of the Shareholders of the Company and consents of shareholders waiving any preemptive right and any similar rights with respect to the Purchased Shares, the transactions contemplated by this Agreement and/or otherwise in connection therewith), substantially in the forms attached hereto as Schedule 7.1.3(a) and Schedule 7.1.3(b), respectively, approving the Transaction Documents and the performance of all obligations of the Company and/or the Shareholders' thereunder, including without limitation (i) the share capital of the Company shall have been modified to create a new series of Preferred B Shares; (ii) the execution, delivery and performance by the Company of this Agreement, and all other Transaction Documents shall have been approved; (iii) the Amended Articles shall have been adopted.

7.1.4	Share Certificates. Validly executed Share Certificates in the name of each of the Investors reflecting the First Closing Shares purchased by such Investor substantially in the form attached hereto as Schedule 7.1.4.

7.1.5	Notice to the Israeli Registrar of Companies. A duly completed notice of the issuance of the First Closing Shares to the Israeli Registrar of Companies in the form attached hereto as Schedule 7.1.5 for immediate filing with the Israeli Registrar of Companies.

7.1.6	Shareholders' Register. The Company's shareholders' register which shall represent the holdings in the Company immediately following the First Closing, certified by the Company's CEO.

7.1.7	Investors Rights Agreement. The Company and Investors, together with the other investors who are parties thereto, shall execute and deliver the Amended Investors’ Rights Agreement, in substantially the form attached hereto as Schedule 7.1.7 (the “IRA”).

7.1.8	Indemnification Letters. Each director of the Company shall have each received a duly signed Indemnification Agreement from the Company, in the form attached hereto as Schedule 7.1.8 (the “Indemnification Agreement”).

7.1.9	Opinion of Company Counsel. The Investors shall receive from counsel for the Company, an opinion, dated as of the First Closing, in the form attached hereto as Schedule 7.1.9.

7.1.10	Management Rights Letter. The Company shall provide each of Genesis and BRM a duly signed Management Rights Letter, substantially in the form attached hereto as Schedule 7.1.10 (the “MRL”).

7.2	Investors Deliverables.

7.2.1	At the First Closing, each Investor shall deliver or cause to be delivered to the Company its applicable portion of the Investment Amount by wire transfer of immediately available funds to a bank account designated in writing by the Company prior to Closing.

8.	Deferred Closing Conditions

8.1	Subject to the provision of Section 3.3 above, at the Deferred Closing, the following transactions shall occur and documents shall be delivered, which transactions shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

8.1.1	The Company shall deliver to the Additional Investors the following documents:

(a) validly executed share certificates in the name of each of the Additional Investors reflecting the Shares to the allotted at the Deferred Closing (as the case may be) being purchased by the Additional Investors on the Deferred Closing date;

(b) an updated Company’s shareholders register, reflecting the allotment to the Additional Investors of the Shares to the allotted at the Deferred Closing (as specified in Schedule I) certified by the Company's secretary or other officer in charge of the Company's shareholders' register.

(c) a duly completed notice of the issuance of the Shares to the allotted at the Deferred Closing to the Israeli Registrar of Companies in the form attached hereto as Schedule 8.1.1 for immediate filing with the Israeli Registrar of Companies.

Investor shall execute and deliver to the Company the Joinder Agreement, substantially in the form attached hereto as Schedule 8.1.2 and wire the applicable funds to the Company's designated bank account. In addition, the Company and each Deferred Investor shall execute a counterpart signature page to the Amended Investors Rights Agreement.

9.	Indemnification

9.1	Indemnification by the Company. The Company undertakes to indemnify, defend and hold harmless each of the Investors and their respective officers, directors, shareholders, partners, agents, representatives, successors and assigns from and against any and all losses (excluding loss of profit, or punitive damages), claims, damages (including, without limitation, any decrease in the value of the Purchased Shares), judgments, penalties, liabilities and deficiencies (including, reasonable and duly documented expenses and reasonable legal fees and costs) (collectively, “Losses”), to the extent arising out of, in connection with or which are attributable to any misrepresentation contained in this Agreement; provided that, except in the event of gross negligence, fraud or intentional misrepresentation:

9.1.1	the Company's indemnification liability hereunder to any Investor shall be capped at the applicable portion of the Investment Amount paid by such Investor, plus interest at the rate of 8% per annum, compounded annually and any reasonable and duly documented expenses and reasonable legal fees and costs incurred by the Investor in connection with its claim in respect of such losses (“Maximum Amount”);

9.2	Survival of Provisions. Other than in the event of gross negligence, fraud or intentional misrepresentation by the Company, or unless the Investor’s discovery of the breach of the warranty or representation is delayed as a result of gross negligence, fraudulent conduct, willful concealment or intentional misrepresentation on the part of any of the Company, the representations, warranties, covenants and agreements made herein by the Company shall survive and remain in full force for a period of 36 months after the First Closing Date, provided, however, that the representations and the warranties made in Sections 4.1 (“Organization and Authority; Subsidiaries”), 4.2 (“Capitalization”), 4.10 (“Intellectual Property”), 4.15 (“Relationships with Related Parties”), 4.16 (“Taxes”) and 4.18 (“Brokers and Finders”) hereof shall survive until the lapse of the statue of limitations regarding such matters.

9.3	Israeli Limitation Law. The provisions of this Section 9 shall be deemed to constitute a separate written legally binding agreement among the Company and the Investors, in accordance with the provisions of Section 19 of the Israeli Limitation Law (ההתיישנות 5718-1958 חוק).

9.4	In the event that any Investor shall sustain or incur any losses in respect of which indemnification may be sought by it pursuant hereto, such Investor may assert a claim for indemnification by giving prompt written notice thereof to the Company (which shall notify the other Investors of such claim) and shall thereafter keep the Company reasonably informed with respect thereto; provided that failure of such Investor to give the Company prompt notice as provided herein shall not relieve the Company of any of their respective obligations hereunder, except to the extent that any of the Company are prejudiced by such failure.

9.5	Sole Remedy. Except in the event of gross negligence, fraud or intentional misrepresentation by the Company, the indemnification provided in this Section 9 (subject to the terms and limitations set forth herein) shall be the sole, final, exhaustive and exclusive remedy of the Investors against the Company in respect of any breach of any representation and warranty of the Company under this Agreement, as per the provisions of this Agreement.

10.	Additional Covenants

10.1	Use of Proceeds. The proceeds of the investment contemplated hereunder shall be used by the Company in accordance with the budget, as may be amended from time to time by the Board in accordance with the Amended AOA.

10.2	Restrictions on Territories. The Company hereby undertakes and warrants that it shall not operate in any country, state or region, in which such operation shall or may reasonably be in violation of any applicable statute, law, rule, regulation, judgment, order or decree of any court, governmental authority or other authority with competent jurisdiction.

10.3	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

10.4	Director's Liability Insurance. To the extent permitted by any applicable law, the Company shall maintain adequate insurance cover at all times against any liability of the Directors in the lawful performance of their respective duties.

10.5	Additional Investor Documents. Each Investor who is a foreign entity/person shall deliver to the Company (1) a certified copy of its organizational documents certified by an Israeli legal counsel or notarized, according to the provisions of the applicable regulations; (2) in the event the Investor is a foreign corporation, shall also deliver to the Company a copy of a letter of good standing, all of which shall be delivered by the Company to the Israeli Companies' Registrar, for registration of the Purchased Shares in such Investor's name; (3) if applicable to such Investor, duly executed notice of appointment of the directors of the Investors; and (4) if applicable to such Investor, Indemnification Agreements duly executed by each of the directors appointed by the Investors.

10.6	Reimbursement of Legal Fees. The Company shall, at the First Closing, reimburse the reasonable fees of Amit, Pollak, Matalon, counsel for the Investors, not to exceed $7,500 plus value added tax, if applicable.

11.	Miscellaneous

11.1	Effectiveness. This Agreement shall become effective upon execution hereof by the Company and the Investors.

11.2	Governing Law. This Agreement and any and all agreements to be entered into in connection with the Transaction shall be governed by and construed in accordance with the laws of Israel, without regard to its principles concerning conflicts of laws, and the competent courts of Tel Aviv shall have sole and exclusive jurisdiction with respect hereto and thereto.

11.3	Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. The Company may not assign its rights and obligations hereunder without the prior written consent of the Majority Investors. The rights of each Investor, including the right to purchase the Purchased Shares, shall be assignable without the consent of the Company or the other Investors only to a Permitted Transferee of such Investor.

11.4	Entire Agreement; Amendment. This Agreement and all other Transaction Documents and the other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

11.5	Notices. All notices and other communications required or permitted to be given or sent hereunder shall be in writing and shall be deemed to have been sufficiently given or delivered for all purposes if mailed by registered mail, sent by fax or electronic mail or delivered by hand to the parties at the following address:

With respect to the Company:

1 Leshem St., Kiryat Gat, 8258401, Israel

Att: Guy Corem

Email: [•]

with a curtsy copy (which shall not constitute a notice) to:

Katzenell, Dimant Law Offices

89 Medinat HaYehudim St., P.O.B. 4026, Herzeliya Business Park, Building E, 9th Floor, Herzeliya Pituach, 4614001, Israel

Fax No. 972-9-951 8666,

Email: [•]

With respect to the Investors:

According to the addresses detailed in Schedule I hereto until otherwise directed by notice as aforesaid.

11.6	All notices shall be deemed to have been received: (i) within five (5) Business Days following delivery by nationally recognized overnight courier service, or following deposit with the Israeli or foreign Post Office, by registered or certified mail, postage prepaid; (ii) on the next Business Day after it was transmitted by fax or electronic mail, and confirmation of transmission has been obtained; or (iii) if delivered by hand or via internationally recognized courier shall be deemed to have been received at the time of actual receipt.

11.7	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default by the other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all the parties thereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Facsimile signatures shall be binding as original signatures.

11.9	Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision and such provision shall be given effect to the extent legally possible; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

11.10	Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

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The foregoing Series B Share Purchase Agreement is hereby executed as of the date first above written.

The Company

Spondoolies Tech Ltd.

By:	/s/ Guy Corem
Name:	Guy Corem
Title:	CEO

The Investors

Genesis Partners IV L.P.	BRM Group Ltd.

By:	its general partner:	By:
Genesis Partners IV Management		Name:
Title:

By:
Name:
Title:

Agile Investment Group Ltd.	Olivier Maurice Maria Janssens

By:
Name:
Title:

Eddy Shalev	Olivier Maurice Maria Janssens

Yigal and Anat Jacoby	Laurent Ascher

Yael Maor

[Signature page- Series B Preferred Share Purchase Agreement]

Schedule I

Investors; Investment Amounts

Investor	Investment Amount	Purchased Preferred B Shares	Address
Genesis Partners IV L.P.	US$ 1,515,000	29,383	Ackerstein Towers, Building B 11 Hamenofim Street Herzliya Pituach 4672562 Israel
BRM Group Ltd.	US$ 2,500,000	48,487	10 Aloni St. , Tel Aviv
Agile Inv. Group Ltd.	US$ 500,000	9,697	Belize City, Belize
Olivier Maurice Maria Janssens	US$ 250,000	4,849	Antwerpen, Belgium
Eddy Shalev	US$ 200,000	3,879	22 Cheil Mishmar St. Tel Aviv
Aras Family LLC	US$ 100,000	1,939	3311 Sweetwater Messa Road, Malibu, CA, USA, 90265 (att. Errol Ginsberg)
Yigal Jacoby	US$ 50,000	970	5 HaShemesh HaOla St., Ramot Hashavim
Laurent Asscher	US$ 50,000	970	1 Avenue de Grnade Bretagne, Monaco
Yael Maor	US$ 50,000	970	2 Shvil Hasavyon St., Kfar Shmaryahu
Total	US$ 5,215,000	101,144